Exhibit 99.1

Lands’ End Announces Second Quarter 2024 Results

Gross Margin increased approximately 470 basis points compared to the Second Quarter last year

Improved across all profitability measures compared to Second Quarter last year

Achieved the sixth consecutive quarter improvement in inventory

Raises full year profit guidance

DODGEVILLE, Wis., September 5, 2024 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended August 2, 2024.

Andrew McLean, Chief Executive Officer, stated, “Our robust second quarter results continue to prove our solutions-based strategy is working. A focus on innovation across our business is evolving the Lands’ End brand and assortment, attracting new customers and further improving our supply chain and inventory position. These achievements highlight our dedication to driving growth and efficiency while delivering value to our customers and shareholders.”

Second Quarter Financial Highlights

•
In the second quarter of 2024, Gross Merchandise Value (“GMV”) increased mid-single digits compared to the second quarter of 2023. GMV is total order value of all merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the retail value of the merchandise sold through third party distribution channels.

•
For the second quarter, Net revenue decreased to $317.2 million compared to $323.3 million in the second quarter of fiscal 2023.
•
Global eCommerce Net revenue was $211.3 million, a decrease of $7.4 million from $218.7 million in the second quarter of fiscal 2023.
•
U.S. eCommerce Net revenue was $188.3 million, a decrease of 3.9% from $195.9 million in the second quarter of fiscal 2023. The decrease in U.S. eCommerce was primarily driven by the transition of kids and footwear products from a direct to a license model, lower promotional activity and improved inventory management resulting in increased gross profit from higher gross margins. Excluding the impact of transitioning the kids and footwear products to licensing arrangements, U.S. eCommerce revenue increased by mid-single digits year-over-year.
•
Compared to second quarter of fiscal 2023, International eCommerce Net revenue increased 0.9%, primarily driven by an increase in full price sales, lower promotional activity and improved inventory management resulting in increased gross profit from higher gross margins.
•
Outfitters Net revenue was $63.2 million, a decrease of $4.8 million or 7.1% from $68.0 million in the second quarter of fiscal 2023. The school uniform channel delivered a strong start to back to school season with a mid-single digit revenue increase over last year. The business uniform channel decreased year-over-year primarily due to the timing changes with certain national accounts and some pricing resistance from smaller accounts as a result of macroeconomic challenges.
•
Third Party Net revenue was $30.1 million, an increase of $5.7 million or 23.4% from $24.4 million in the second quarter of fiscal 2023. The increase was primarily due to revenue generated from licensing and wholesale arrangements.

•
Gross profit was $151.9 million, an increase of $12.3 million or 8.8% from $139.6 million in the second quarter of fiscal 2023. Gross margin increased approximately 470 basis points to 47.9%, compared to 43.2% in second quarter of fiscal 2023. The gross margin improvement was primarily driven by leveraging the strength in product solutions and newness across the channels, lower promotional activity, reduction in clearance inventory and improved supply chain costs.

•
Selling and administrative expenses increased $11.6 million to $135.5 million or 42.7% of Net revenue, compared to $123.9 million or 38.3% of Net revenue in second quarter of fiscal 2023. The approximately 440 basis points increase was driven by higher digital marketing spend focused on new customer acquisition, third party professional services and higher incentive related personnel costs.

•
Net loss was $5.3 million, or $0.17 loss per diluted share compared to Net loss of $8.0 million or $0.25 loss per diluted share in the second quarter of fiscal 2023.

•
Adjusted net loss was $0.7 million, or $0.02 loss per diluted share, driven by a non-cash charge related to long-lived asset impairment and restructuring costs, compared to an Adjusted net loss of $7.6 million or $0.24 loss per diluted share in the second quarter of fiscal 2023.

•
Adjusted EBITDA was $17.1 million in the second quarter of fiscal 2024 compared to $15.8 million in the second quarter of fiscal 2023.

Second Quarter Business Highlights:

•
Delivered a 470 basis point improvement in gross margin, driven by strength in product solutions and newness across the channels, lower promotional activity and improved inventory management.

•
Achieved the sixth consecutive quarter improvement in inventory with a year-over-year 21% reduction through improved flow and productivity.

•
Global new customer acquisition increased mid-single digits.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $25.6 million as of August 2, 2024, compared to $26.6 million as of July 28, 2023.

Inventories, net, was $312.0 million as of August 2, 2024, and $396.1 million as of July 28, 2023. The 21% decrease in inventory was driven by actions the Company has taken to improve inventory efficiency by reducing inventory purchases and capitalizing on speed-to-market initiatives.

Net cash provided by operating activities was $4.9 million for the 26 weeks ended August 2, 2024, compared to $54.8 million for the 26 weeks ended July 28, 2023. Through our concerted efforts to decrease inventory levels during 2023, we provided cash of $30.4 million through the end of the second quarter 2023. We have maintained our lower inventory level realized at the end of fiscal year 2023 through efficient inventory management and therefore we used cash of $10.3 million through the end of the second quarter 2024.

As of August 2, 2024, the Company had $20.0 million of borrowings outstanding and $117.5 million of availability under its ABL Facility, compared to $70.0 million of borrowings and $128.8 million of availability as of July 28, 2023. Additionally, as of August 2, 2024, the Company had $253.5 million of term loan debt outstanding compared to $237.2 million outstanding as of July 28, 2023.

During the second quarter of fiscal 2024, the Company repurchased $3.7 million of the Company’s common stock under its share repurchase program announced on March 15, 2024. As of August 2, 2024, additional purchases of up to $20.3 million could be made under the program through March 31, 2026.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “We are pleased with our performance during the quarter, which resulted in Net revenue and Adjusted EBITDA at the high end of our guidance range and strong growth in Gross Merchandise Value. Additionally, our deliberate efforts to prioritize profitability and balance sheet efficiency is evidenced by a 9% increase in gross profit, driven by our sixth consecutive quarter of gross margin expansion.”

For the third quarter of fiscal 2024 the Company expects:

•
Net revenue to be between $300.0 million and $340.0 million.
•
Gross Merchandise Value expected to deliver mid-to-high single digits percentage growth.
•
Net (loss) income to be between $(1.5) million and $1.5 million and diluted (loss) earnings per share to be between $(0.05) and $0.05.
•
Adjusted net income to be between $0.0 million and $3.0 million and Adjusted diluted earnings per share to be between $0.00 and $0.10.
•
Adjusted EBITDA in the range of $19.0 million to $23.0 million.

For fiscal 2024 the Company now expects:

•
Net revenue to be between $1.35 billion and $1.43 billion.
•
Gross Merchandise Value expected to deliver mid-to-high single digits percentage growth.
•
Net income to be between $5.0 million and $11.0 million and diluted earnings per share to be between $0.16 and $0.35.
•
Adjusted net income to be between $9.0 million and $15.0 million and Adjusted diluted earnings per share to be between $0.29 and $0.48.
•
Adjusted EBITDA in the range of $90.0 million to $98.0 million.
•
Capital expenditures of approximately $35.0 million.

Conference Call

The Company will host a conference call on Thursday, September 5, 2024, at 8:30 a.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s execution and expected results of its strategy; the impact of the innovation focus on the Lands’ End brand and assortment, new customer acquisition and improvement on supply chain and inventory position; the Company’s dedication to driving growth and efficiency while delivering value to customers and shareholders; the Company’s efforts and expected results of prioritizing profitability and balance sheet efficiency; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net (loss) income, (loss) earnings per share, Adjusted net income, Adjusted earnings per share and Adjusted EBITDA for the third quarter of fiscal 2024 and for the full year of fiscal 2024, and capital expenditures for fiscal 2024; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	August 2, 2024	July 28, 2023	February 2, 2024*
ASSETS
Current assets
Cash and cash equivalents	$25,648	$26,610	$25,314
Restricted cash	2,239	1,833	1,976
Accounts receivable, net	27,420	25,095	35,295
Inventories, net	312,014	396,087	301,724
Prepaid expenses and other current assets	47,443	43,195	45,951
Total current assets	414,764	492,820	410,260
Property and equipment, net	106,758	125,325	118,033
Operating lease right-of-use asset	21,182	29,685	23,438
Goodwill	—	106,700	—
Intangible asset	257,000	257,000	257,000
Other assets	2,812	2,949	2,748
TOTAL ASSETS	$802,516	$1,014,479	$811,479
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,750	$13,000
Accounts payable	143,886	156,342	131,922
Lease liability – current	5,351	5,643	6,024
Accrued expenses and other current liabilities	91,190	100,632	108,972
Total current liabilities	253,427	276,367	259,918
Long-term borrowings under ABL Facility	20,000	70,000	—
Long-term debt, net	230,227	218,022	236,170
Lease liability – long-term	20,843	29,973	22,952
Deferred tax liabilities	48,631	51,066	48,020
Other liabilities	2,874	3,283	2,826
TOTAL LIABILITIES	576,002	648,711	569,886
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 31,256, 32,087 and 31,433, respectively	313	321	315
Additional paid-in capital	354,768	360,091	356,764
(Accumulated deficit) Retained earnings	(112,284)	21,597	(99,417)
Accumulated other comprehensive loss	(16,283)	(16,241)	(16,069)
TOTAL STOCKHOLDERS’ EQUITY	226,514	365,768	241,593
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$802,516	$1,014,479	$811,479

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands, except per share data)	August 2, 2024	July 28, 2023	August 2, 2024	July 28, 2023
Net revenue	$317,173	$323,363	$602,644	$632,921
Cost of sales (exclusive of depreciation and amortization)	165,288	183,766	311,779	355,387
Gross profit	151,885	139,597	290,865	277,534

Selling and administrative	135,510	123,866	262,911	242,380
Depreciation and amortization	8,692	9,543	17,697	18,844
Other operating expense, net	5,197	390	5,538	592
Operating income	2,486	5,798	4,719	15,718
Interest expense	10,447	12,024	20,783	24,307
Other (income), net	(84)	(169)	(172)	(356)
Loss before income taxes	(7,877)	(6,057)	(15,892)	(8,233)
Income tax (benefit) expense	(2,626)	1,961	(4,199)	1,437
NET LOSS	$(5,251)	$(8,018)	$(11,693)	$(9,670)
NET LOSS PER COMMON SHARE
Basic:	$(0.17)	$(0.25)	$(0.37)	$(0.30)
Diluted:	$(0.17)	$(0.25)	$(0.37)	$(0.30)

Basic weighted average common shares outstanding	31,376	32,117	31,407	32,280
Diluted weighted average common shares outstanding	31,376	32,117	31,407	32,280

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 and 26 weeks ended August 2, 2024, we excluded the impact of the non-cash write down of certain long-lived assets.

o
For the 13 and 26 weeks ended August 2, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements which commenced in Fiscal 2024.

o
For the 13 and 26 weeks ended August 2, 2024 and July 28, 2023, we excluded severance and benefit costs associated with restructuring.

o
For the 13 and 26 weeks ended July 28, 2023, we excluded the net operating income (loss) from liquidation and closing costs for Lands’ End Japan closure.

The following tables set forth, for the periods indicated, a reconciliation of Net loss to Adjusted net loss and Adjusted diluted net loss per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	August 2, 2024	July 28, 2023
Net loss	$(5,251)	$(8,018)
Long-lived asset impairment	2,805	—
Exit costs	687	—
Restructuring	2,338	390
Lands’ End Japan closure	—	23
Tax effects on adjustments (1)	(1,297)	(22)
ADJUSTED NET LOSS	$(718)	$(7,627)
ADJUSTED DILUTED NET LOSS PER SHARE	$(0.02)	$(0.24)

Diluted weighted average common shares outstanding	31,376	32,117

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

Unaudited	26 Weeks Ended
(in thousands, except per share amounts)	August 2, 2024	July 28, 2023
Net loss	$(11,693)	$(9,670)
Long-lived asset impairment	2,805	—
Exit costs	687	—
Restructuring	2,680	390
Lands’ End Japan closure	—	99
Tax effects on adjustments (1)	(1,384)	(41)
ADJUSTED NET LOSS	$(6,905)	$(9,222)
ADJUSTED DILUTED NET LOSS PER SHARE	$(0.22)	$(0.29)

Diluted weighted average common shares outstanding	31,407	32,280

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 and 26 weeks ended August 2, 2024, we excluded the impact of the non-cash write down of certain long-lived assets.

o
For the 13 and 26 weeks ended August 2, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements which commenced in Fiscal 2024.

o
For the 13 and 26 weeks ended August 2, 2024 and July 28, 2023, we excluded severance and benefit costs associated with restructuring.

o
For the 13 weeks and 26 weeks ended July 28, 2023, we excluded the net operating income (loss) from liquidation and closing costs for Lands’ End Japan closure.

o
For the 13 weeks and 26 weeks ended August 2, 2024 and July 28, 2023, we excluded the respective net gain or loss on disposal of property and equipment.

o
For the 13 weeks and 26 weeks ended July 28, 2023, we excluded the amortization of transaction related costs associated with the Third Party distribution channel.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	August 2, 2024		July 28, 2023
Net loss	$(5,251)	(1.7)%	$(8,018)	(2.5)%
Income tax benefit	(2,626)	(0.8)%	1,961	0.6%
Interest expense	10,447	3.3%	12,024	3.7%
Other (income), net	(84)	(0.0)%	(169)	(0.1)%
Operating income	2,486	0.8%	5,798	1.8%
Depreciation and amortization	8,692	2.7%	9,543	3.0%
Long-lived asset impairment	2,805	0.9%	—	—%
Exit costs	687	0.2%	—	—%
Restructuring	2,338	0.7%	390	0.1%
Lands’ End Japan closure	—	—%	23	0.0%
Loss (gain) on disposal of property and equipment	53	0.0%	(23)	(0.0)%
Other	—	—%	94	0.0%
Adjusted EBITDA	$17,061	5.4%	$15,825	4.9%

Unaudited	26 Weeks Ended
(in thousands)	August 2, 2024		July 28, 2023
Net loss	$(11,693)	(1.9)%	$(9,670)	(1.5)%
Income tax benefit	(4,199)	(0.7)%	1,437	0.2%
Interest expense	20,783	3.4%	24,307	3.8%
Other (income), net	(172)	(0.0)%	(356)	(0.1)%
Operating income	4,719	0.8%	15,718	2.5%
Depreciation and amortization	17,697	2.9%	18,844	3.0%
Long-lived asset impairment	2,805	0.5%	—	—%
Exit costs	687	0.1%	—	—%
Restructuring	2,680	0.4%	390	0.1%
Lands’ End Japan closure	—	—%	99	0.0%
Loss on disposal of property and equipment	52	0.0%	100	0.0%
Other	—	—%	189	0.0%
Adjusted EBITDA	$28,640	4.8%	$35,340	5.6%

Third Quarter Fiscal 2024 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	November 1, 2024
Net (loss) income	$(1.5)	—	$1.5
Depreciation, interest, other income, taxes and other significant items	20.5	—	21.5
Adjusted EBITDA	$19.0	—	$23.0

Third Quarter Fiscal 2024 Guidance Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share	13 Weeks Ended
(in millions)	November 1, 2024
Net (loss) income	$(1.5)	—	$1.5
Restructuring and other significant items	1.5	—	1.5
Adjusted net income	$0.0	—	$3.0

Adjusted diluted earnings per share	$0.00	—	$0.10

Fiscal 2024 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$5.0	—	$11.0
Depreciation, interest, other income, taxes and other significant items	85.0	—	87.0
Adjusted EBITDA	$90.0	—	$98.0

Fiscal 2024 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$5.0	—	$11.0
Restructuring and other significant items	4.0	—	4.0
Adjusted net income	$9.0	—	$15.0

Adjusted diluted earnings per share	$0.29	—	$0.48

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
(in thousands)	August 2, 2024	July 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,693)	$(9,670)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,697	18,844
Amortization of debt issuance costs	1,354	1,634
Loss on disposal of property and equipment	52	100
Stock-based compensation	2,658	1,893
Deferred income taxes	329	4,905
Long-lived asset impairment	2,805	—
Other	(276)	(255)
Change in operating assets and liabilities:
Accounts receivable, net	7,834	19,861
Inventories, net	(10,346)	30,427
Accounts payable	14,023	(8,988)
Other operating assets	(2,031)	2,354
Other operating liabilities	(17,497)	(6,278)
Net cash provided by operating activities	4,909	54,827
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	20	—
Purchases of property and equipment	(11,470)	(22,862)
Net cash used in investing activities	(11,450)	(22,862)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	49,000	118,000
Payments of borrowings under ABL Facility	(29,000)	(148,000)
Payments on term loan	(6,500)	(6,875)
Payments of debt issuance costs	(724)	(45)
Payments for taxes related to net share settlement of equity awards	(1,041)	(1,199)
Purchases and retirement of common stock, including excise tax paid	(4,845)	(6,789)
Net cash provided by (used in) financing activities	6,890	(44,908)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	248	(5)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	597	(12,948)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	27,290	41,391
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$27,887	$28,443
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$1,698	$3,551
Income taxes paid (refunded)	$67	$(298)
Interest paid	$20,636	$22,138
Operating lease right-of-use-assets obtained in exchange for lease liabilities	$—	$1,542